VALCOM BURBANK STUDIOS

                         PRODUCTION FACILITY AGREEMENT


This agreement is made and entered into effect May 7, 2007 by and between VALCOM BURBANK STUDIOS, a California Company (hereinafter referred to as
VBS) and LOCK AND KEY PRODUCTIONS, 9255 Sunset Blvd., Suite 1100, LA, CA. 90069, 310-860-9914 x 255 a California Company (hereinafter referred to as:
LKP), to provide facilities and personnel for the production of "OFF THE HOOK" a BET Network project.

WITNESSETH

Whereas, VBS is the operator of a television production facility located at 2525 North Naomi Street, Burbank, California 91504, and whereas LKP desires to use the following television production facility package (hereinafter referred to as "package") for the purpose of television production and VBS desires to allow LKP to use their television production facility for such purposes on the terms and conditions hereinafter set forth and attached.


This Package Shall Include:


SCHEDULE

Production Offices; Beginning May 21, 2007 through October 5, 2007

WEEK 1

June 21-26, 2007
(1-Load/Build/Light, 1-Light/Tech Set/Rehearsal, 3-Full Fax Rehearsal Days)

WEEK 2-14

June 18-22, 2007 (First shoot day June 27, 2007 through September 26, 2007 (Full Fax Shoot, 5 Nights a week, 1 Hour each night, 8-9pm PST)

WEEK 15

September 26-27, 2007
(2-Strike  Days)



   Initials


"OFF THE HOOK"
Contract Agreement                                                	 Page 2

VBS will provide the following facilities and personnel based on the schedule above.

FACILITIES: BASED ON A 5 HOUR CALL,  5 DAY WEEK,  M-F

Stage 2 (Dedicated)

Audio/Video Control Room 2

1-Still Storer

1-DVE

1-Profile

2-Studio Camera's

2-Pedestals

1-WA Lens

2-Digibeta REC Vtr

Floor Monitors (2-Floor, 2-Hanging)

3-RF Lav Microphones

1-Instant Reply

1-RF PL System

1-IFB System (3-Earbuds)

1-Telos 2

Power, A/C, Maintenance, Trash

4-Dressing Rooms

1-Green Room

1-Make-Up/Hair Room

14-Assigned On Lot Parking Spaces

In house Lighting & Grip Package

Fiber Optic Connection to Hollywood Hub (Based on 1 Hour daily)

Internet Access throughout facility

ISDN Lines-Control Room (Installation/usage not included)

Furnished  Production  Offices (Approximately May 21, 2007 through  October  5,

2007)


   Initials

"OFF THE HOOK"
Contract Agreement                                                	 Page 3

PERSONNEL: (BASED ON A 5 HOUR CALL, 5 DAYS A WEEK, M-F)

LKP has the option to replace any personnel or the option to provide any personnel other then the Studio Manager, Engineer in Charge and Camera Utility per this agreement. LKP has the option to provide crew and payroll services per this agreement.


1-Studio Manager                    14     Weeks

1-Engineer In Charge                14     Weeks

1-A-2/Camera Utility                14     Weeks



   Initials

"OFF THE HOOK"
Contract Agreement							 Page 4

If applies, all facilities are budgeted for a (5) elapsed hour day (first person in and last person out) Stage Area. All personnel are budgeted for an
(5) five elapsed hour day (unless noted). If the day is extended to a full day then, (more then 5 call) California state law requires that a hot meal break shall be given no sooner than (3) three hours and no later than (6) six hours after the start of the labor day. A meal break shall be at least (1) one hour in duration unless a hot meal is provided by LKP in which case the break may be cut to (1/2) half an hour. If the meal break is 1/2 hour in duration, then the work day is only a 10 1/2 hours. The second meal is on the clock. Failure to comply could result in a meal penalty cost, ($20.00 PER PERSON, PER
HOUR) which shall be borne by LKP. (Walking meals, must be pre-approved by VBS and LKP)

NOT INCLUDED (Unless Noted)

Any above or below the line personnel not mentioned.
Any technical or nontechnical equipment not mentioned.
Any expendables (batteries and globe burn outs).
Raw audio or video tape stock.
Set or prop; storage or construction.
Telephone charges and related services.
Installation, set-up, usage of phone system.
Audience procurement, ticketing and supervision.
No pets are allowed unless directly related to show.
Copy or Fax Services:Per Copy - $0.05
                     Per Fax - $1.00 to send, $2.00 to receive
OVERTIME
Day begins with first stage/crew call and ends with last person out. (Office/Stage/Crew) Until wrap has occurred

      FACILITY OVERTIME:      After  (5) elapsed hours will be:
                              @ $150.00 per hour (Weeks 2-14)
      LABOR OVERTIME:         After  (5)  elapsed  hours, automatically becomes
                              (8) hr call
                              8th  through 12th Hour @ 1.5 X Daily Rate Each
                              After 12th Hours @ 2.0 X Daily Rate Each
(Labor overtime rates will include applicable taxes, and a 5% handling fee.)

FIXED PACKAGE PRICE

The fixed package price includes the schedule, facilities and personnel. Please note that in the event LKP elects to reduce or change its schedule or facilities to a lessor amount stated, this will not reduce the package price. LKP will be responsible for the total amount due and no credit will be given for the reduction.
The FIXED PACKAGE PRICE IS $ 235,465.00. This price includes all applicable taxes and workmen's compensation, as required by law.

TERM OF PAYMENTS;
May 4, 2007       =     $30,000.00 (Deposit/Hold, Non refundable)
June 1, 2007      =     $30,000.00
July 1, 2007      =     $60,000.00
August 1, 2007    =     $60,000.00
September 1, 2007 =     $55,965.00

TOTAL PAYMENT $         $235,965.00


Initials


"OFF THE HOOK"
Contract  Agreement							 Page 5

NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES AND AGREEMENT CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:
1. ADDITIONS Any additions to the contract or services rendered must be pre-approved in writing by a designated principal of LKP currently, (DAVID AMOUR). All additions to the contract will be invoiced and due payable within 30 days of receipt of invoice. A 2% finance charge per month will be added to any invoices 30 days past due. In the event your account is placed with an attorney to collect such sums, provided that LKP has received written notice of a failure to pay any sum due and owing and has been afforded reasonable opportunity to cure, attorney's fees and expenses reasonably incurred will be added to those invoices.


2. SCHEDULE CHANGES Any changes on the contracted scheduled dates must be given in writing five (5) business days prior to the predetermined scheduled event. LKP will be responsible for any and all facility and personnel costs incurred due to the scheduled changes per the contract. (i.e. outside rentals)

3. CANCELLATIONS Any cancellation of the contracted scheduled dates must be given in writing five (5) days prior for facilities and (48) hours prior notice for personnel to the predetermined scheduled dates. LKP will be responsible for any and all actual facility costs incurred due to the cancellation. LKP will be responsible for costs for personnel who are given less than fourty-eight (48) hour's prior written notice of change in the shooting schedule. LKP is obligated to compensate VBS for the entire contracted and any extended dates, per the schedule and including the cancellation date.

4. PUBLICITY AND ADVERTISING CREDIT VBS shall have the right to request the use of LKP's name to advertise or otherwise exploit LKP's use of VBS's services and facilities. LKP agrees that on the main credits of all videotapes produced or edited by VBS and all advertising and publicity by LKP in connection with the edited videotape, it will display the phrase "PRODUCTION FACILITIES BY "VALCOM BURBANK STUDIOS." BURBANK, CA., if approved by network.

5. USE OF FACILITIES VBS hereby grants LKP the right to use the VBS production facility for the exclusive purpose of television production. During its use of VBS property, LKP and employees shall not make or permit use of VBS facilities for any unlawful purpose or any purpose that will intentionally injure the reputation of VBS.

6. DOWNTIME VBS shall deliver the facilities and equipment to LKP in a good and functional condition, and VBS shall be responsible for all necessary and routine, maintenance and upkeep of the VBS facilities and equipment. In the instant where downtime is caused to LKP production by VBS failure to provide the services contracted for in this agreement, the costs of any downtime incurred will be credited to LKP only in the form of credit toward the use of those VBS facilities and equipment contracted for in this Agreement. If the downtime is excessive and interferes with LKP's delivery of the project to the network , then LKP has the right to request replacement for any facilities provided per this agreement. VBS will not be held responsible for any payment or credit of LKP production, staff, talent, personnel, and momentum costs or any other costs incurred during downtime. Downtime will only be credited for the actual amount of time created by the failure of any piece of production equipment, unavailability of facilities and other services contracted through VBS that causes LKP production to cease or to be suspended for more than thirty (30) minutes. Any downtime caused by outside rentals, lighting globe failure and/or globe replacement shall not be considered downtime.

7. SHARING OF FACILITIES LKP understands that VBS may have other clients using its facilities during the same period as LKP and that some areas of VBS's studio facilities must be shared or specially scheduled with other clients (i.e. Make-Up and Hair Room, Rehearsal and Lunch Rooms, Wardrobe, parking lot(s) and Etc). In these instances, both LKP and the other clients will, in good faith, work together to set up non-conflicting schedules for these common use areas.


   Initials

"OFF THE HOOK"
Contract Agreement
                                                                  	 Page 6


8. LIENS VBS shall have a lien on all elements produced by VBS or delivered to VBS by LKP and all elements made therefrom, until all balances due to VBS from LKP are paid in full. LKP agrees not to file any civil action challenging the lien unless and until all accounts pertaining to LKP materials are paid in full. If such balance shall be unpaid for a period of 90 days after it becomes due, VBS may upon 5 days written notice to LKP, sell the materials for a reasonable price to satisfy the account. The proceeds of this sale, after paying expenses, shall be applied to the balance, if any, shall be paid over to LKP. If the proceeds of the sale are insufficient to pay the expenses of the sale and the indebtedness accrued charges, VBS will hold LKP liable for the difference.

9. OWNERSHIP OF ELEMENTS LKP warrants that it has the legal right to possession and use of all audio, video elements delivered to VBS and agrees to hold VBS harmless from all liability arising therefrom and further agrees to defend VBS, at LKP expense, from any action or proceeding arising from such liability.

10. RIGHTS TO EXHIBIT TO OTHERS LKP acknowledges that VBS has the right to request to exhibit LKP materials to third parties for the limited purpose of demonstrating VBS work or as may be incidental to VBS's business operations. VBS has the right to request to make copies of LKP's materials for demonstration purposes only. LKP recognizes that VBS facilities are open to persons who may be LKP's competitors, and LKP acknowledges that it's materials may be inadvertently viewed by such competitors. Accordingly, LKP shall not hold VBS liable for any damages arising for the inadvertent exhibition of LKP's material to third parties.

11. FORCE MAJEURE VBS shall be relieved of its obligations to furnish any and all of the premises, equipment, and crew (the "Facilities") for any time during which shall be materially hampered in, interrupted in or prevented from furnishing the same to LKP by reason of any governmental law, regulation, ordinance, order or decree, court order or decree, act of God, earthquake, flood, fire, epidemic, accident, explosion, boycott, casualty, disturbance, war (whether or not officially declared), act of a public enemy, embargo, delay of a common carrier, inability to obtain labor, material, transportation, power or other essential commodity, or any other similar cause or causes beyond the control of VBS (any or all of which, "Force Majeure").

   In the event, however, that VBS is unable to furnish any Facilities under this Agreement due to any Force Majeure for more than (2) two consecutive weeks, LKP shall have the right to terminate this Agreement upon written or verbal notice to VBS. Termination of this Agreement pursuant to this Paragraph shall not constitute LKP waiver of, or release of LKP from, any obligation, fees or other indebtedness to VBS which LKP incurred from the date of execution of this Agreement to the date LKP gives notice if termination hereunder. In the event of Force Majeure, all fees due VBS shall be determined on a pro-rate basis for the Facilities and Personnel as used.

12. INSURANCE LKP agrees to provide public comprehensive liability insurance, including bodily injury, personal injury and property damage, in such a customary amount as may be reasonably acceptable to VBS and LKP. In an initial amount of not less than One Million Dollars ($1,000,000.00) for anyone occurrence, insuring VBS and LKP. VBS may request LKP to increase this initial amount of insurance at any time to an amount acceptable to VBS at VBS's reasonable request should a change in production requirements warrant such request or laws of the state of California. The insurance must name VALCOM BURBANK STUDIOS as an additional insured, must afford at least ten (10) days written notice of cancellation or material change, and must provide that this insurance is primary and not excess of or contributing to any other insurance by VBS. LKP SHALL PROVIDE VBS WITH A CERTIFICATE OF INSURANCE EVIDENCING THIS INSURANCE COVERAGE. In addition, VBS shall not be liable for injury, loss or damage to persons who come onto the premises at LKP's request. LKP agrees to hold VBS harmless from any liability claim with respect to such persons or property. VBS shall not be obligated to carry any insurance which protects LKP, and it's employees, contractors or invitee.



   Initials

"OFF THE HOOK"
Contract Agreement
                                                                  	 Page 7


13. FIRE PREVENTION; City of Burbank Fire Department requires VBS to designate a principle of LKP to review the "Stage Space Information Form", which will be located in the Studio Managers office. LKP must comply with all Burbank Fire Department applicable regulations within LKP's control . VBS is not responsible for non-compliance by LKP of such regulations within LKP's control.

14  INDEMNIFICATION  LKP shall indemnify, defend and hold VBS harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, actions, judgments, suits, and reasonable outside attorney fees and disbursements that VBS shall incur or suffer, including property damage, injury or death to persons, which arise from or in connection with LKP's wrongful operation or use of VBS, or LKP's breach of this agreement, or the agreement contained herein. This indemnity also includes any acts or omissions of any person provided to LKP by VBS who are acting under LKP's direction and control. VBS similarly agrees to indemnify, defend and hold LKP harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, actions, judgments, suits, and reasonable outside attorney fees and disbursements that LKP shall incur or suffer, including property damage, injury or death to persons, which arise from or in connection with VBS's gross negligence or willful misconduct or VBS's breach of this agreement, or the agreement contained herein. LKP and VBS shall notify each other of any claims which may arise from LKP's use of VBS's production facilities. LKP agrees to pay reasonable outside attorney's fees and other expenses in the event LKP's account is placed with an attorney for collection of any sums due.


GENERAL

This agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto. This agreement shall be binding upon and incur to the benefit of the parties, their successors and permitted assign.


IN WITNESS WHEREOF, The parties have executed this agreement as of the day and year first above written, this agreement, however, shall become binding upon VBS's receipt of deposit or LKP's use of VBS's facilities.


VALCOM BURBANK STUDIOSLOCK AND KEY PRODUCTIONS INC.


BY:                   BY:


DATE:                 DATE:



NON-DISCLOSURE:
AS A MATERIAL PART OF THIS CONTRACT, IT IS RESTRICTED TO YOU AND THE PRINCIPLES OF YOUR COMPANY, AND IS NOT TO BE DISCLOSED TO ANY UNRELATED PARTY.